Exhibit 99.1

Telular Increases Consecutive Quarterly Revenues in First Fiscal
Quarter 2004

    VERNON HILLS, Ill.--(BUSINESS WIRE)--Jan. 29, 2004--Telular
Corporation (NASDAQ:WRLS).

    First Quarter Highlights
    --  Revenue of $16.3 million - up $5 million from the September
        Quarter
    --  $4 million of shipments to new customers
    --  Increased order backlog from $8 million to $20 million

    Telular Corporation reported revenue of $16.3 million for its first quarter ended December 31, 2003, compared to $25.8 million for the same period last year and $11.3 million for the fourth quarter of fiscal year 2003. The Company reported a first-quarter net loss of $1.5 million, or $0.11 per share, compared to net income of $2.3 million, or $0.18 per share, last year and a net loss of $3.2 million, or $0.25 per share, for the fourth quarter of fiscal year 2003.
    "Last year $19.2 million or 75% of first quarter revenue came from a single customer in Mexico. Even though our first quarter revenue this year is less than last year, we are pleased with the diversity of revenue this year. Our largest customer in the first quarter of this year accounted for just 16% of total revenue and $4 million of the first quarter revenue came from new customers. More importantly, our revenue has increased over each of the previous three quarters, reflecting the rising interest in fixed wireless by global wireless carriers," said Kenneth E. Millard, chairman and chief executive officer.
    The Company said that its backlog increased 150% to $20.0 million as of January 1, 2004, and less than one-quarter of the backlog increase relates to new orders from Mexico; the majority of the new orders are from other customers in Latin America.

    Operating Details

    Fixed Wireless sales of $12.9 million decreased $9.6 million during the first quarter compared to the same period last year due to delays in orders from Mexico, while Wireless Alarm revenues of $3.4 million increased $0.2 million over the same period last year.
    "Lower shipments of desktop phones to Mexico was the only cause of the decrease in revenue during the first quarter compared to last year. If you set aside desktop phone shipments to Mexico last year, our first quarter revenue grew 150% compared to the same period last year," added Millard.
    The Company's gross margin in the first quarter of 25% was 5 percentage points lower than last year due to forward pricing of its new CDMA products.
    "One of the ways that we are growing the business in Latin American and other markets is by forward pricing certain CDMA products. In the short term, some of our growth is coming at the expense of gross margin. However, we expect to improve margins next quarter when we bring our new lower-cost CDMA products to market," explained Millard.
    Operating expenses for the first quarter increased 9% from last year due to $0.3 million of increased Engineering and Development expenses for new CDMA products and $0.3 million of increased Selling and Marketing expenses directed at the rapidly developing Latin American and domestic fixed wireless markets.
    The Company's cash decreased $4.5 million to $19.3 million during the first quarter primarily due to a $4.0 million increase in accounts receivable resulting from a sharp increase in revenue from credit customers. The Company generated $5.4 million of cash during the first quarter last year.

    Investor Conference Call

    Telular's quarterly conference call will be held today, January 29, 2004 at 10:00 A.M. CST. To participate on the teleconference from the United States dial 1-800-450-0788 at least 15 minutes prior to the start of the call. International attendees wishing to participate on the call can gain access by dialing +1-612-332-0923. You may also monitor the call via webcast at www.vcall.com.

    About Telular

    Telular Corporation is a leader in the design and manufacturing of wireless products. Telular's proprietary telecommunications interface technology enables standard phones, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. Their product lines incorporate the world's leading cellular standards (CDMA, GSM, TDMA, AMPS) and are marketed worldwide. Headquartered in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Miami, London, Singapore, Mexico City, Beijing and Johannesburg. For further company information, visit Telular at http://www.telular.com.

    Please be advised that some of the information in this release presents the Company's intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the fiscal year ended September 30, 2003. Copies of these filings may be obtained by contacting the Company or the SEC.

                      Financial Tables Follow...




                          TELULAR CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                     AND STATEMENTS OF CASH FLOWS
               (Dollars in thousands, except share data)


                             BALANCE SHEET

                                        December 31,   September 30,
                                           2003            2003
                                      --------------- ---------------
ASSETS                                  (Unaudited)
Cash and cash equivalents             $       19,343  $       23,861
Trade, net of allowance for doubtful
 accounts of $108 and $103 at December
 31, 2003 and September 30, 2003,
 respectively                                 12,310           8,328
Inventories, net                              10,840          11,184
Prepaid expenses and other current
 assets                                          793             556
                                      --------------- ---------------
Total current assets                          43,286          43,929

Property and equipment, net                    3,374           3,475
Other assets                                   5,307           5,457
                                      --------------- ---------------
Total assets                          $       51,967  $       52,861
                                      =============== ===============


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                   $        9,876  $        9,351
Total stockholders' equity(*)                 42,091          43,510
                                      --------------- ---------------
Total liabilities and stockholders'
 equity                               $       51,967  $       52,861
                                      =============== ===============

(*) At December 31, 2003, 12,968,417 shares were outstanding



            CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

                                      Three Months Ended December 31,
                                           2003            2002
                                      --------------- ---------------
                                        (Unaudited)     (Unaudited)

Net cash provided by (used in)
 operating activities                 $       (4,314) $        5,914

Net cash provided by (used in)
 investing activities                           (266)          3,651
                                      --------------- ---------------

Subtotal net cash provided by (used in)
 before financing activities          $       (4,580) $        9,565
                                      --------------- ---------------

Net cash provided by (used in)
 financing activities                             62          (4,173)
                                      --------------- ---------------

Net increase (decrease) in cash and
 cash equivalents                     $       (4,518) $        5,392
                                      =============== ===============



                          TELULAR CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (Dollars in thousands, except share data)
                              (Unaudited)

                                      Three Months Ended December 31,
                                           2003            2002
                                      --------------- ---------------

Revenue                               $       16,348  $       25,753
Cost of sales                                 12,291          18,044
                                      --------------- ---------------
                                               4,057           7,709

Engineering and development expenses           1,959           1,682
Selling and marketing expenses                 2,401           2,062
General and administrative expenses            1,193           1,337
                                      --------------- ---------------
Income (loss) from operations                 (1,496)          2,628

Other income (expense)                            13            (321)
                                      --------------- ---------------

Income (loss) before income taxes             (1,483)          2,307

Income taxes, net of tax benefit                   -               -
                                      --------------- ---------------

Net income (loss)                     $       (1,483) $        2,307
                                      =============== ===============

Net income (loss) per common share:

Basic                                 $        (0.11) $         0.18
Diluted                               $        (0.11) $         0.18

Weighted average number of common
 shares outstanding:

Basic                                     12,955,153      12,846,699
Diluted                                   12,955,153      12,935,077


    CONTACT: Telular Corporation
             Jeffrey L. Herrmann, 847-247-9400
             Fax: 847-247-0021
             jherrmann@telular.com